UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2017 (August 24, 2017)

MYOS RENS TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53298	90-0772394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106 Cedar Knolls, New Jersey	07927
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (973) 509-0444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2017, the board of directors (the “Board”) of MYOS RENS Technology, Inc., a Nevada Corporation (the “Company”) elected Joseph Mannello as the Chief Executive Officer of the Company, effective immediately. Since September 2016, Mr. Mannello served as interim Chief Executive Officer of the Company.

In connection with the election, the Company entered into an employment agreement (the “Agreement”) with Mr. Mannello, effective August 24, 2017. Pursuant to the terms of the Agreement, Mr. Mannello will work for the Company on a full-time basis and will receive a weekly base salary of $455.  He may receive an annual bonus in cash or equity of the Company, as may be determined by the Board in its sole discretion. Mr. Mannello will be granted a stock option to purchase 300,000 shares of the Company’s common stock at an exercise price of $4.00 per share, which option will vest in eight equal annual installments on the last day of each fiscal quarter starting with September 30, 2017. The initial term of the Agreement is two years, and the Agreement will automatically renew for successive one-year periods, unless a notice of non-renewal is provided by either party at least sixty days prior to the expiration date of the term.

In the event Mr. Mannello’s employment is terminated by the Company for cause (as defined in the Agreement) or as a result of death or disability, or if Mr. Mannello terminates his employment without good reason (as defined in the Agreement), Mr. Mannello will be entitled to receive any accrued and unpaid base salary, any unreimbursed reasonable business expenses and employee benefits up to the date of termination as well as retain any portion of the stock option that has previously vested.

In the event Mr. Mannello’s employment is terminated by the Company for any reason other than cause, death or disability, or if Mr. Mannello terminates his employment for good reason, he will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination as well as the vested portion of the stock option.  In addition, he will be entitled to receive accrued and unpaid base salary up to the date of the termination, full reimbursement of all business expenses prior to termination, all applicable COBRA-related health insurance continuation rights to the extent provided for under applicable law or based on the Company’s practice and an amount equal to 100% of the COBRA premiums for him and his family for twelve months following the date of termination.

In the event Mr. Mannello’s employment is terminated by the Company without cause and in connection with, or as a result of, a change of control (as defined in the Agreement), or if Mr. Mannello terminates his employment for good reason following a change in control, he will also be entitled to retain the stock option and the unvested portion of the stock option will vest as of the date of the consummation of the change in control.

The Agreement contains customary non-competition and non-solicitation provisions that extend to two years after termination of Mr. Mannello’s employment with the Company.  Mr. Mannello also agreed to customary terms regarding confidentiality and ownership of product ideas.

There are no family relationships between Mr. Mannello and any of the Company’s directors or executive officers and the Company has not entered into any transactions with Mr. Mannello that are reportable pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated as of August 24, 2017, by and between Joseph Mannello and MYOS RENS Technology, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOS RENS TECHNOLOGY, INC.

Dated: August 28, 2017	By:	/s/ Joseph Mannello
	Name:	Joseph Mannello
	Title:	Chief Executive Officer

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